                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         FIRST FIDELITY BANCORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

- --------------------------------------------------------------------------------

                                     (LOGO)

                         FIRST FIDELITY BANCORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 18, 1995

     The Annual Meeting of Shareholders of First Fidelity Bancorporation (the "Company" or "First Fidelity") will be held in the Van Pelt Auditorium of the Philadelphia Museum of Art, 26th Street and The Benjamin Franklin Parkway, Philadelphia, Pennsylvania, on Tuesday, April 18, 1995 at 10:00 A.M., to consider and act upon the following:

     1.    The election of ten directors.

     2. The ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for 1995.

     3. A shareholder proposal, which management opposes, requesting the Company's Board of Directors to take certain actions with respect to the nomination of directors.

     4. A shareholder proposal, which management opposes, requesting the Company's Board of Directors to take certain actions limiting and reducing executive officer and director compensation.

     5. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of record of the Company's Common Stock and Series B Convertible Preferred Stock at the close of business on March 3, 1995 will be entitled to vote at the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ James L. Mitchell

                                          JAMES L. MITCHELL, Secretary
March 13, 1995

                              PARTICIPANTS IN THE
                         FIRST FIDELITY BANCORPORATION
                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                                  PLEASE NOTE

     If a shareholder participates in the Company's Dividend Reinvestment and Stock Purchase Plan, the proxy to vote shares registered in the shareholder's own name will serve as instructions to vote shares held in custody for the shareholder pursuant to that Plan. Accordingly, First Fidelity Bank, N.A., as agent under the Plan, will cause those shares held for the account of a shareholder participating in the Plan to be voted in the same way as the shareholder votes shares registered in the shareholder's own name. If the shareholder does not give a proxy, such shares will not be voted.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, MANAGEMENT URGES YOU TO DATE, SIGN AND MAIL THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE.

     PLEASE BRING THE ENCLOSED ATTENDANCE CARD WITH YOU TO THE MEETING.

                                  (LOGO)

                      FIRST FIDELITY BANCORPORATION

        550 BROAD STREET                          123 SOUTH BROAD STREET
     NEWARK, NEW JERSEY 07102                 PHILADELPHIA, PENNSYLVANIA 19109


                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 18, 1995
                            ------------------------

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of First Fidelity Bancorporation (the "Company" or "First Fidelity") for use at the Annual Meeting of Shareholders to be held in the Van Pelt Auditorium of the Philadelphia Museum of Art, 26th Street and The Benjamin Franklin Parkway, Philadelphia, Pennsylvania on Tuesday, April 18, 1995 at 10:00 A.M., and at any adjournment thereof (the "1995 Annual Meeting"). A shareholder giving a proxy has the right to revoke it by giving written notice of such revocation to the Secretary of the Company at any time before it is voted, by submitting to the Company a duly-executed, later-dated proxy or by voting the shares subject to such proxy by written ballot at the 1995 Annual Meeting. The presence at the 1995 Annual Meeting of a shareholder who has given a proxy does not revoke such proxy unless such shareholder files the aforementioned notice of revocation or votes by written ballot.

     The proxy statement and the enclosed form of proxy are first being mailed to shareholders on or about March 13, 1995. All shares represented by valid proxies pursuant to this solicitation (and not revoked before they are exercised) will be voted as specified in the proxy. If a proxy is signed but no specification is given, the shares will be voted "FOR" Proposals 1 and 2 (to elect the Board's nominees to the Board of Directors and in favor of the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for 1995) and "AGAINST" Proposals 3 and 4 (the shareholder proposals described herein).

     The solicitation of proxies may be made by directors, officers and regular employees of the Company or any of its subsidiaries by mail, telephone, facsimile or telegraph or in person without additional compensation payable with respect thereto. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in so doing. In addition, the Company has engaged the services of Morrow & Company, Inc. to solicit proxies at a cost of $25,000 plus expenses. The cost of such solicitation will be borne by the Company.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     At March 3, 1995 (the "Record Date"), the Company had outstanding 80,313,250 shares of common stock, par value $1.00 per share ("Common Stock"), and 4,770,873 shares of Series B Convertible Preferred Stock, par value $1.00 per share ("Series B Preferred Stock"). Each holder of Common Stock will have the right to one vote, and each holder of Series B Preferred Stock will have the right to .39005 of a vote, for each share standing in such holder's name on the books of the Company as of the close of business on the Record Date with respect to each of the matters considered at the 1995 Annual Meeting. In the aggregate, there will be 82,174,129 votes entitled to be cast. The holders of Common Stock and Series B Preferred Stock will vote together as a single class on all matters scheduled to come before the 1995 Annual Meeting. There is no right to cumulate votes in the election of directors. Holders of the Company's Series D Adjustable Rate Cumulative Preferred Stock, par value $1.00 per share, and Series F 10.64% Preferred Stock, par value $1.00 per share (the "Series F Preferred Stock"), including holders of depositary shares representing an interest therein, will not be entitled to vote at the 1995 Annual Meeting. Holders of the Company's securities will not have any dissenters' rights of appraisal in connection with any of the matters to be voted on at the 1995 Annual Meeting.

     The presence in person or by proxy of a majority of the votes entitled to be cast will constitute a quorum for purposes of conducting business at the 1995 Annual Meeting. Assuming that a quorum is present, directors will be elected by a plurality vote; the ratification of auditors will require the affirmative vote of a majority of the votes cast with respect to such proposal; and the shareholder proposals (which management opposes) regarding the nomination of the Company's directors and the imposition of limits on executive officer and director compensation, similarly will require the affirmative vote of a majority of the votes cast with respect to each of such proposals. For purposes of determining the votes cast with respect to any matter presented for consideration at the 1995 Annual Meeting, only those votes cast "for" or "against" are included. Pursuant to New Jersey corporate law, abstentions and broker non-votes are counted only for the purpose of determining whether a quorum is present.

     Based upon information available to the Company, the following shareholders beneficially owned more than 5% of the Common Stock or Series B Preferred Stock as of December 31, 1994.

                                                                          AMOUNT AND
                                                                          NATURE OF
                                         NAME AND ADDRESS                 BENEFICIAL     PERCENT
       TITLE OF CLASS                  OF BENEFICIAL OWNER                OWNERSHIP      OF CLASS
       --------------       ------------------------------------------   ------------    --------
Common Stock,               Banco Santander, S.A. ("Banco Santander")    20,561,913       25.39%
  par value                 Castellana 20                                Shares (A)
  $1.00 per share           28046 Madrid, Spain

                            Walter H. Annenberg                          4,652,500         5.75%
                            St. Davids Center (Suite A-200)              Shares
                            150 Radnor-Chester Road
                            St. Davids, PA 19087

Series B Preferred          The Travelers Inc.                           261,889           5.47%
  Stock, par value          66 East 55th Street                          Shares
  $1.00 per share           New York, New York 10022

- ---------------

(A) During 1994, Banco Santander exercised all of its remaining warrants for 4,752,500 shares of Common Stock. On December 29, 1994, Banco Santander transferred all of its First Fidelity Common Stock to its wholly-owned subsidiary, FFB Participacoes e Servieos, S.A., Funchal, Portugal ("FFB Participacoes"), a second-tier bank holding company incorporated in the Portugese territory of Madeira. This transfer was made in accordance with the terms of the Investment Agreement (defined below) and followed approval by the Federal Reserve Bank of New York. In connection with the transfer, FFB Participacoes agreed to be bound by the provisions of the Investment Agreement in the same manner and to the same extent as Banco Santander.

    The Investment Agreement (the "Investment Agreement"), dated as of March 18, 1991, between the Company and Banco Santander grants Banco Santander certain rights to acquire equity securities of the Company under specified circumstances. Under the Investment Agreement, Banco Santander has gross up rights (the "Acquisition Gross Up Rights"), in connection with certain acquisitions by the Company before December 27, 1995, to acquire, at certain specified prices and subject to certain limitations, Common Stock or other equity securities of the Company. At December 31, 1994, Banco Santander held Acquisition Gross Up Rights to acquire $45,942,610 in value of Common Stock and other equity securities of the Company. In addition, the Investment Agreement provides Banco Santander with certain gross up rights in the event that the Company issues equity (other than pursuant to an employee benefit plan or upon conversion of convertible securities) in order to insure that Banco Santander maintains the same proportional interest in any class of outstanding equity.

     Banco Santander has agreed that until December 27, 1995, it will vote and cause to be voted all voting securities of the Company owned by Banco Santander and its affiliates for the Company's nominees to the Board of Directors. With the exception of shareholder votes regarding certain types of acquisition proposals, Banco Santander has agreed that with respect to all other matters, it will either vote in accordance with the recommendation of the Board of Directors or in the same proportions as the shareholders of the voting securities of the Company (excluding, at Banco Santander's option, any votes cast by any person known by the Company to beneficially own voting securities representing at least 10% of the voting power of all voting securities).

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     The Company's directors are elected on a staggered term basis, with each class of directors consisting of approximately one-third of the Board and standing for re-election once in each three-year period. At the 1995 Annual Meeting, shareholders of the Company will elect nine directors for three-year terms and one director for a two-year term.

     All persons named herein as nominees for director have consented to serve, and it is not contemplated that any nominee will be unable to serve, as a director. However, if a nominee is unable to serve as a director, a substitute will be selected by the Board of Directors and all proxies eligible to be voted for the Board's nominees will be voted for such other person.

     Set forth below for each nominee is his name, age, the year in which he became a director of the Company, his principal occupations during the last five years and any additional directorships in publicly-held companies. The information is as of February 6, 1995.

TO BE ELECTED FOR A TERM OF THREE YEARS EXPIRING IN 1998:

Louis E. Azzato, 64, Director since 1988. Chairman and Chief Executive Officer (prior years to May 1994) and director of Foster Wheeler Corporation, an engineering and construction company, Clinton, New Jersey. Also a director of Blue Cross and Blue Shield of New Jersey, Inc.

Edward E. Barr, 58, Director since 1988. Chairman, President, Chief Executive Officer and director of Sun Chemical Corporation, a graphic arts materials company, Fort Lee, New Jersey; President and Chief Executive Officer of DIC Americas, Inc., a graphic arts materials company. Also a director of United Water Management and Services, Inc. and Dainippon Ink & Chemicals, Inc. and trustee of Northwestern Mutual Life Insurance Company.

Roland K. Bullard, II, 50, Director since 1992. Senior Executive Vice President (May 1991 to present) of the Company; held various executive positions with CoreStates Financial Corp. and its subsidiaries (prior years to April 1991).

Lee A. Butz, 61, Director since 1988. President of Alvin H. Butz, Inc., a construction management firm, Allentown, Pennsylvania. Also a director of Butz Enterprises, Inc.

Frank M. Henry, 61, Director since 1988. President of Frank Martz Coach Company, a transportation company, Wilkes-Barre, Pennsylvania. Also a director of C-Tec Corporation.

Juan Rodriguez Inciarte, 42, Director since 1992. Executive Vice President and director (June 1991 to present) of Banco Santander, a Spanish banking organization.

Rocco J. Marano, 66, Director since 1988. Chairman (June 1991 to June 1994) and director (June 1991 to present) of Blue Cross and Blue Shield of New Jersey, Inc., a health insurance company, Newark, New Jersey; Chairman and President (prior years to June 1991) of Bell Communications Research, Inc., a communications company. Also a director of Bally Entertainment Corporation (formerly Bally Manufacturing Corporation).

Robert M. Scott, 65, Director since 1988. President and Chief Executive Officer of the Philadelphia Museum of Art; Attorney and Of Counsel (prior years to 1989) to Montgomery, McCracken, Walker & Rhoads, Attorneys, Philadelphia, Pennsylvania.

Sefton Stallard, 65, Director since 1988. General Partner of North American Venture Capital Fund, L.P., a venture capital fund.

TO BE ELECTED FOR A TERM OF TWO YEARS EXPIRING IN 1997:

Donald C. Parcells, 51, Director since 1995. Senior Executive Vice President (June 1994 to present) of the Company; held various executive positions with the Company (prior years to June 1994).

     The following persons are currently directors in the classes indicated with terms expiring in 1996 and 1997, respectively.

TERM EXPIRES IN 1996:

Luther R. Campbell, Jr., 66, Director since 1988. Certified Public Accountant, Campbell, Rappold & Yurasits, Allentown, Pennsylvania. Also a director of Old Guard Insurance Group.

James G. Cullen, 52, Director since 1989. Vice Chairman and director (February 1995 to present) and President (February 1993 to February 1995) of Bell Atlantic Corporation, Philadelphia, Pennsylvania; President and Chief Executive Officer (prior years to January 1993) of Bell Atlantic - New Jersey, Inc. Also a director of The Prudential Insurance Company of America.

Leslie E. Goodman, 51, Director since 1989. Senior Executive Vice President (February 1990 to present) of the Company. Also a director of Wawa, Inc.

James D. Morrissey, Jr., 55, Director since 1988. President and Chief Operating Officer of James D. Morrissey, Inc., a heavy and highway construction company, Philadelphia, Pennsylvania.

Peter C. Palmieri, 60, Director since 1990. Vice Chairman and Chief Credit Officer (February 1990 to present) of the Company; Senior Executive Vice President (prior years to February 1990) of the Bank of New York.

Wolfgang Schoellkopf, 62, Director since 1990. Vice Chairman and Chief Financial Officer (March 1990 to present) of the Company; Executive Vice President (1988 to March 1990) of Shearson Lehman Hutton Inc.; Executive Vice President (prior years to 1988) of Chase Manhattan Bank. Also a director of Great Lakes American Reinsurance Company.

Anthony P. Terracciano, 56, Director since 1990. Chairman of the Board, President, Chief Executive Officer and Chairman of the Executive Committee (February 1990 to present) of the Company; President and Chief Operating Officer (1987 to February 1990) of Mellon Bank Corporation and Mellon Bank; Vice Chairman (prior years to 1987) of Chase Manhattan Bank. Also a director of Banco Santander and Bell Atlantic - New Jersey, Inc.

TERM EXPIRES IN 1997:

John Gilray Christy, 62, Director since 1988. Chairman of Chestnut Capital Corporation, a private investment firm, Flourtown, Pennsylvania; non-executive Chairman (May 1991 to December 1991) of Fidelity Bank, N.A. ("Fidelity Bank"). Also a director of 1838 Bond Debenture Trading Fund, Ltd., Echo Bay Mines, Ltd. and The Philadelphia Contributionship.

Gonzalo de Las Heras, 55, Director since 1992. Executive Vice President (May 1990 to present) of Banco Santander, a Spanish banking organization; President and director (1990 to present) of The Emerging Mexico Fund, Inc., a closed-end investment company; Senior Vice President and Managing Director (prior years to May 1990) of Morgan Guaranty Trust Company of New York.

E. James Ferland, 52, Director since 1988. Chairman of the Board, President, Chief Executive Officer and director of Public Service Enterprise Group Incorporated, a public utility holding company, Newark, New Jersey, and Chairman and Chief Executive Officer of Public Service Electric and Gas Company. Also a director of Foster Wheeler Corporation and The Hartford Steam Boiler Inspection and Insurance Company.

Arthur M. Goldberg, 53, Director since 1988. Chairman, Chief Executive Officer and director (1990 to present) of Bally Entertainment Corporation (formerly Bally Manufacturing Corporation), a diversified holding company engaged in manufacturing, casino and entertainment businesses, Somerset, New Jersey; Chairman (February 1993 to present), President and Chief Executive Officer (1990 to present) of Di Giorgio Corporation, a food wholesaler, Somerset, New Jersey; Managing General Partner of Arveron Investments L.P., an investment company, Somerset, New Jersey.

John R. Kennedy, 64, Director since 1988. President, Chief Executive Officer and director of Federal Paper Board Company, Inc., a manufacturing company, Montvale, New Jersey. Also a director of American Maize-Products Company, De Vlieg-Bullard, Inc., Magma Copper Company and Chase Brass Industries, Inc.

Joseph Neubauer, 53, Director since 1988. Chairman, President, Chief Executive Officer and director of ARAMARK Corporation (formerly The ARA Group, Inc.), a services management company, Philadelphia, Pennsylvania; President and Chief Executive Officer of ARAMARK Services, Inc. Also a director of Federated Department Stores, Bell Atlantic-Pennsylvania, Inc., and a trustee of The Penn Mutual Life Insurance Company.

Rebecca Stafford, 58, Director since 1993. President (July 1993 to present) of Monmouth College, West Long Branch, New Jersey; Professor of Sociology (1992), President (prior years to 1991) of Chatham College, Pittsburgh, Pennsylvania.

Bernard C. Watson, 66, Director since 1988. Chairman (January 1994 to present) of The HMA Foundation Inc., Philadelphia, Pennsylvania; President and Chief Executive Officer (prior years to 1994) of The William Penn Foundation. Also a director of Comcast Corporation, Comcast Cablevision, Inc. and The Philadelphia Contributionship.

                        SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below are the class and number of shares of the Company's stock beneficially owned by each director and nominee and by all directors and executive officers as a group as of February 1, 1995. Shares shown for each director or nominee are directly owned unless otherwise indicated.

                                                                      NUMBER OF SHARES
     NAME                                        TITLE OF CLASS              (A)
     ----                                      -------------------   -------------------
Louis E. Azzato                                      Common                3,020 (B)
Edward E. Barr                                       Common               43,172
Roland K. Bullard, II                                Common               58,334 (C)
                                               Series F Preferred          2,000
Lee A. Butz                                          Common               54,033 (D)
                                               Series F Preferred          6,000 (D)
Luther R. Campbell, Jr.                              Common               11,200 (E)
                                               Series F Preferred            400 (E)
John Gilray Christy                                  Common               14,508
James G. Cullen                                      Common                2,200
Gonzalo de Las Heras                                 Common                  100 (F)
E. James Ferland                                     Common               11,000 (G)
Arthur M. Goldberg                                   Common              190,530 (H)
Leslie E. Goodman                                    Common              116,878 (I)
Frank M. Henry                                       Common              213,744 (J)
Juan Rodriguez Inciarte                              Common                  200 (K)
John R. Kennedy                                      Common                3,646 (L)
Rocco J. Marano                                      Common                8,344
James D. Morrissey, Jr.                              Common               72,980 (M)
                                               Series B Preferred         13,584 (M)
Joseph Neubauer                                      Common                4,320
Peter C. Palmieri                                    Common               91,054 (N)
Donald C. Parcells                                   Common               52,129 (O)
Wolfgang Schoellkopf                                 Common               87,950 (P)
                                               Series F Preferred          5,000 (P)
Robert M. Scott                                      Common                7,320 (Q)
Rebecca Stafford                                     Common                1,000 (R)
Sefton Stallard                                      Common                3,111
Anthony P. Terracciano                               Common              240,784 (S)
                                               Series F Preferred          3,000
Bernard C. Watson                                    Common                4,186 (T)

All directors and executive officers as a            Common            1,767,775 (U)
  group
(35 persons)                                   Series B Preferred         13,584 (U)
                                               Series F Preferred         16,700 (U)

(A) With respect to ownership of Series F Preferred Stock reflected herein, this table sets forth the number of depositary shares ("Depositary Shares") beneficially owned by the applicable individuals. Each Depositary Share represents a one-fortieth interest in a share of Series F Preferred Stock.

(B) Shares held jointly with a member of Mr. Azzato's immediate family.

(C) Includes 53,564 shares subject to options exercisable on or before April 1, 1995.

(D) Includes 2,300 shares of Common Stock held jointly with, and 634 shares held by, a member of Mr. Butz' immediate family. 1,200 shares of Common Stock and 6,000 Depositary Shares are held by Alvin H. Butz, Inc., a corporation of which Mr. Butz is president. 3,400 shares are held by company benefit plans of which Mr. Butz is a trustee.

(E) Includes 400 shares held by a member of Mr. Campbell's immediate family. 1,500 shares of Common Stock are held by the Luther R. Campbell, Jr. Profit Sharing Trust and 400 Depositary Shares are held by the Luther R. Campbell, Jr. Pension Plan.

(F) Excludes shares beneficially owned by Banco Santander. See "Voting Securities and Principal Holders Thereof." Mr. de Las Heras' shares are held jointly with a member of his immediate family.

(G) Includes 3,500 shares held jointly with, and 7,000 shares held by, a member of Mr. Ferland's immediate family.

(H) Includes 840 shares held by members of Mr. Goldberg's immediate family.

(I) Includes 104,000 shares subject to options exercisable on or before April 1, 1995.

(J) Includes 5,396 shares held by a member of Mr. Henry's immediate family and 10,000 shares held in the Frank M. Henry Revocable Trust.

(K) Excludes shares beneficially owned by Banco Santander. See "Voting Securities and Principal Holders Thereof." Mr. Inciarte's shares are held jointly with a member of his immediate family.

(L) Includes 3,000 shares held by the John R. Kennedy Pension Fund.

(M) Mr. Morrissey's Series B Preferred Stock includes 1,880 shares held jointly with a member of his immediate family, 210 shares held in custody for members of his immediate family and 7,734 shares held by BFM, Inc., a corporation of which Mr. Morrissey is president. Mr. Morrissey disclaims beneficial ownership of 5,156 of the 7,734 shares held by BFM, Inc. The Common Stock amount shown does not include the 10,596 shares of Common Stock into which the 13,584 shares of Series B Preferred Stock are convertible.

(N) Includes 65,142 shares subject to options exercisable on or before April 1, 1995.

(O) Includes 43,228 shares subject to options exercisable on or before April 1, 1995. Mr. Parcells' shares are held jointly with a member of his immediate family.

(P) Includes 80,829 shares subject to options exercisable on or before April 1, 1995. 4,000 Depositary Shares are held jointly with a member of Mr. Schoellkopf's immediate family and 1,000 Depositary Shares are held by PMW Associates, in which Mr. Schoellkopf is a partner.

(Q) Includes 2,320 shares held by a trust of which Mr. Scott is co-trustee. Mr. Scott disclaims beneficial ownership of the shares held by the trust.

(R) Shares are held jointly with a member of Dr. Stafford's immediate family.

(S) Includes 175,782 shares subject to options exercisable on or before April 1, 1995 and 815 shares held jointly with a member of Mr. Terracciano's immediate family. Also includes 2,000 shares held by a member of Mr. Terracciano's immediate family, of which he disclaims beneficial ownership.

(T) Includes 1,444 shares held jointly with a member of Dr. Watson's immediate family.

(U) No director held as much as one percent of the outstanding shares of any class. As a group, the directors and executive officers beneficially owned 2.16% of the Common Stock (including 1.09%, or 891,416 shares, attributable to options exercisable on or before April 1, 1995), .28% of the Series B Preferred Stock and .57% of the Series F Preferred Stock. The Common Stock amount shown does not include the 10,596 shares of Common Stock into which the 13,584 shares of Series B Preferred Stock are convertible.

                  BOARD COMMITTEES, MEETINGS AND COMPENSATION

     The Company has an Audit Committee of the Board of Directors consisting of Messrs. Ferland (Chairman), Azzato, Butz, de Las Heras, Henry, Scott and Stallard. This Committee reviews significant audit, accounting and other principles, policies and practices, the activities of independent auditors and of the Company's internal auditors, and the conclusions and recommendations of auditors and the reports of regulatory examiners upon completion of their respective audits and examinations.

     The Company does not have a separate, standing nominating committee, but the functions of such a committee are performed by either the full Board or its Executive Committee, which consists of Messrs. Terracciano (Chairman), Barr, Campbell, Christy, Cullen, de Las Heras, Ferland, Goldberg, Marano, Neubauer and Watson. The Company's By-laws provide that shareholders wishing to nominate directors for election may do so by sending a written notice to the Secretary of the Company so that it is received not later than (i) with respect to an annual meeting, 60 days in advance of such meeting, and (ii) with respect to a special meeting, the close of business on the seventh day following the date on which notice of the meeting is first given to shareholders. Any such notice from shareholders must set forth (a) the name and address of the shareholder making the nomination and of the person or persons nominated, (b) a representation that such shareholder is entitled to vote at the meeting and intends to appear at the meeting in person or by proxy to nominate the person or persons specified in the notice, (c) a description of all arrangements between the shareholder and each nominee and any other persons pertaining to the nomination, (d) all other information regarding each nominee proposed by the shareholder which would have been required to be included in a proxy statement filed pursuant to the Securities and Exchange Commission's proxy rules if the nominee had been nominated by the Board of Directors and (e) the consent of each nominee to serve as a director if elected and a representation by the nominee that such person satisfies, and will satisfy, any qualifications which the Company has established for directors. The By-laws provide that the chairman of the meeting may, in his discretion, waive any of the requirements contained in the By-law provision and acknowledge the nomination of any person which is not made in compliance with the foregoing provisions.

     The Board's Trust Committee, consisting of Messrs. Christy (Chairman), Campbell, Cullen, Stallard and Watson, monitors, in accordance with relevant laws, regulations and sound fiduciary principles, the exercise of fiduciary powers by all authorized subsidiaries of the Company on a uniform and centralized basis.

     The Board's Human Resources Committee, consisting of Messrs. Barr (Chairman), Christy, de Las Heras, Kennedy, Morrissey, Watson and Dr. Stafford, deals in broad terms with personnel matters and reviews the compensation of the chief executive officer and senior officers of the Company and its subsidiaries.

     In 1994, the Board of Directors met 14 times, the Audit Committee met 7 times, the Executive Committee met 4 times, the Trust Committee met 4 times, and the Human Resources Committee met 5 times. During 1994, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he or she served, except Mr. Kennedy. From time to time, the Company also requests directors to serve on Board Committees on an ad hoc basis.

     Each non-employee director receives a retainer fee in the amount of $28,000 annually and an attendance fee at the rate of $1,200 for each meeting of the Board of Directors of the Company or any committee thereof attended. Non-employee directors who chair committees of the Board receive an additional retainer of $2,000 annually. Directors may defer this compensation until future dates; the amounts they receive on such dates are based on a formula which takes into account both market interest rates and the change in value of shares of Common Stock during the period of deferral. A director who is an employee of the Company or any subsidiary receives no fees or other compensation for serving as a director of either the Company or any subsidiary. No other arrangements were entered into with a director in consideration of service by that individual on the Company's Board of Directors.

                    EXECUTIVE COMPENSATION AND TRANSACTIONS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The Company operates from a centralized organizational structure, with important management decisions addressed at bi-weekly meetings of the Office of the Chairman of the Company, chaired by Mr. Terracciano. The following table sets forth, for the fiscal years ended December 31, 1992, 1993 and 1994, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued by such entities for those years, to or with respect to each of the current members of the Office of the Chairman for services rendered in all capacities as executive officers during such period. These individuals (referred to herein as the "Named Officers") were the six most highly compensated executive officers of the Company during its most recent fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                                                            -----------------------------------
                                               ANNUAL COMPENSATION                   AWARDS            PAYOUTS
                                       -----------------------------------  ------------------------   --------
                                                                            RESTRICTED   SECURITIES
                                                             OTHER ANNUAL      STOCK     UNDERLYING      LTIP      ALL OTHER
       NAME AND CURRENT                 SALARY     BONUS     COMPENSATION     AWARDS      OPTIONS/     PAYOUTS    COMPENSATION
      PRINCIPAL POSITION        YEAR     ($)       ($)(A)       ($)(B)          ($)        SARS(#)      ($)(C)       ($)(D)
- ------------------------------- ----   --------   --------   -------------  -----------  -----------   --------   ------------
ANTHONY P. TERRACCIANO......... 1994   $750,000   $400,000               0            0     40,000     $      0     $ 59,791
Chairman, President and Chief   1993    738,462    475,000               0            0    160,000      572,771       56,415
Executive Officer               1992    675,000    400,000               0            0          0      542,945       50,286

WOLFGANG SCHOELLKOPF........... 1994    415,000    240,000               0            0     20,000            0       33,355
Vice Chairman                   1993    410,385    275,000               0            0     84,000      189,563       31,862
                                1992    389,423    250,000               0            0          0      184,297       29,821

PETER C. PALMIERI.............. 1994    415,000    240,000               0            0     20,000            0       33,202
Vice Chairman                   1993    410,385    275,000               0            0     84,000      189,563       29,898
                                1992    389,423    250,000               0            0          0      184,297       27,876

LESLIE E. GOODMAN.............. 1994    390,000    155,000               0            0     15,000            0       23,143
Sr. Executive Vice President    1993    386,538    155,000               0            0     72,000      121,109       29,941
                                1992    373,846    155,000               0            0          0      110,578       36,304

ROLAND K. BULLARD, II.......... 1994    363,462    145,000               0            0     10,000            0       12,282
Sr. Executive Vice President    1993    350,000    140,000               0            0     72,000      128,406       11,669
                                1992    317,308    283,406               0            0     70,000            0        6,597

DONALD C. PARCELLS............. 1994    306,923    190,000               0            0     20,000            0       18,587
Sr. Executive Vice President    1993    275,385    165,000               0            0     54,000      126,375       18,913
                                1992    249,231    145,000               0            0          0      126,375       16,187

- ---------------
(A) Mr. Bullard's 1992 bonus includes $128,406 previously reported in the column under LTIP Payouts. This amount was paid upon acceleration of a previously granted deferred cash incentive award. The award was accelerated during a period of less than one year from the date of grant and, accordingly, has been reclassified as a form of annual compensation.

(B) No Named Officer received perquisites (i.e., personal benefits) in excess of the lesser of $50,000 or 10% of such individual's reported salary and bonus.

(C) Represents amounts paid upon acceleration of previously granted deferred cash incentive awards, based on a determination by the Board that performance goals had been met taking into account performance over a period longer than one year. These awards may only be used in connection with the exercise of related options. An option related to a deferred cash incentive award is generally exercisable commencing one day following the expiration of the related deferred cash incentive award. If the option and award are not accelerated by the Human Resources Committee, the deferred cash incentive award will be of no benefit to the employee receiving the award. The Human Resources Committee of the Board of

    Directors has the discretion to accelerate the vesting of the option and the payment of all or part of the related deferred cash incentive award, based on whether or not pre-established goals for earnings have been met, and a consideration of such other factors as the Committee in its discretion deems appropriate, including decreases in non-performing asset levels and prudent growth through acquisitions. During 1994, the Committee did not accelerate the payment of any deferred cash incentive awards for any of the Named Officers.

(D) Does not include potential contingent performance awards which the Board, in its discretion, may elect to pay in the future. Other Compensation was comprised of: (i) contributions by the Company on behalf of the Named Officers to the Company's Benefit Equalization Plan (the "Supplemental Plan") (representing the employer's matching obligations under the Company's 401k plan in excess of limitations imposed by the Internal Revenue Code) (the "Supplemental Contributions"); (ii) earnings on amounts contributed to the Supplemental Plan (the "Supplemental Plan Earnings"); (iii) matching contributions made by the Company on behalf of the Named Officers to the Company's 401k plan (the "401k Contributions"); and (iv) that portion of the Named Officer's life insurance premium payable in respect of coverage in excess of $50,000, which is paid by the Company (the "Insurance Premiums"). The Supplemental Contributions for each of the Named Officers for 1994 were as follows: Mr. Terracciano: $36,000; Mr. Schoellkopf: $15,900; Mr.
    Palmieri: $15,900; Mr. Goodman: $14,400; Mr. Bullard: $6,404; and Mr.
    Parcells: $9,415. The Supplemental Plan Earnings for each of the Named Officers for 1994 were as follows: Mr. Terracciano: $8,491; Mr. Schoellkopf:
    $3,330; Mr. Palmieri: $3,177; Mr. Goodman: $(2,215); Mr. Bullard: $(422);
    and Mr. Parcells: $(1,297). The 401k Contributions for each of the Named Officers for 1994 were as follows: Mr. Terracciano: $9,000; Mr. Schoellkopf:
    $9,000; Mr. Palmieri: $9,000; Mr. Goodman: $9,000; Mr. Bullard: $4,500; and
    Mr. Parcells: $9,000. The Insurance Premiums for each of the Named Officers for 1994 were as follows: Mr. Terracciano: $6,300; Mr. Schoellkopf: $5,125; Mr. Palmieri: $5,125; Mr. Goodman: $1,958; Mr. Bullard: $1,800; and Mr.
    Parcells: $1,469.

PENSION PLAN

     The following table sets forth the annual benefits which an eligible employee would receive under the Company's qualified defined benefit pension plan, as well as the Company's Supplemental Plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company and its subsidiaries. The amounts reflect accrued benefits under the Company's present plan, which covers service from January 1, 1989. Formulas under predecessor plans, which, of the Named Officers, affect only Mr. Goodman, vary only slightly from those indicated.

                                YEARS OF SERVICE

           REMUNERATION                  15           20           25           30           35
- ----------------------------------    --------     --------     --------     --------     --------
$125,000..........................    $ 28,056     $ 37,408     $ 46,760     $ 56,112     $ 65,464
 150,000..........................      34,056       45,408       56,760       68,112       79,464
 175,000..........................      40,056       53,408       66,760       80,112       93,464
 200,000..........................      46,056       61,408       76,760       92,112      107,464
 225,000..........................      52,056       69,408       86,760      104,112      121,464
 250,000..........................      58,056       77,408       96,760      116,112      135,464
 300,000..........................      70,056       93,408      116,760      140,112      163,464
 400,000..........................      94,056      125,408      156,760      188,112      219,464
 500,000..........................     118,056      157,408      196,760      236,112      275,464
 600,000..........................     142,056      189,408      236,760      284,112      331,464
 700,000..........................     166,056      221,408      276,760      332,112      387,464
 800,000..........................     190,056      253,408      316,760      380,112      443,464
 900,000..........................     214,056      285,408      356,760      428,112      499,464

     In general, a participant's remuneration covered by the Company's pension plan is his or her average annual base cash compensation (excluding bonuses, commissions, overtime pay, deferred pay, any gain on the exercise of stock options, dividends on restricted stock, lump sum payments of severance pay or accrued vacation pay and other forms of extra compensation) for his or her highest paid 60 consecutive calendar months out of the last 120 months of employment prior to retirement, or the average compensation during his or her entire period of employment if that is less than 60 months. The benefits shown are not subject to deduction for Social Security or other offset amounts. The remuneration covered by the Company's pension plan is reflected in the salary column in the Summary Compensation Table. The amounts shown reflect a straight life annuity benefit beginning at age 65. The years of service for each Named Officer are as follows: Mr. Terracciano: 5; Mr. Schoellkopf: 5; Mr. Palmieri: 5; Mr. Goodman: 29; Mr. Bullard: 4; and Mr. Parcells: 5.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table contains information regarding the grant of stock options and stock appreciation rights ("SARs") under the Company's Stock Option and Restricted Stock Plan, as amended (the "Stock Option Plan"), to the Named Officers during the year ended December 31, 1994. In addition, in accordance with rules of the Securities and Exchange Commission (the "Commission"), the following table sets forth the hypothetical grant date present value with respect to the referenced options, using the Black-Scholes Option Pricing Model.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS (A)
                                 ---------------------------------------------------------
                                   NUMBER OF       % OF TOTAL
                                  SECURITIES      OPTIONS/SARS     EXERCISE
                                  UNDERLYING       GRANTED TO         OR                       GRANT DATE
                                 OPTIONS/SARS     EMPLOYEES IN    BASE PRICE    EXPIRATION      PRESENT
             NAME                 GRANTED (#)         1994          ($/SH)         DATE       VALUE ($)(B)
- ------------------------------   -------------    ------------    ----------    ----------    ------------
Anthony P. Terracciano........       40,000           4.54%        $ 45.3750      12-16-04      $412,400
Wolfgang Schoellkopf..........       20,000           2.27           45.3750      12-16-04       206,200
Peter C. Palmieri.............       20,000           2.27           45.3750      12-16-04       206,200
Leslie E. Goodman.............       15,000           1.70           45.3750      12-16-04       154,650
Roland K. Bullard, II.........       10,000           1.14           45.3750      12-16-04       103,100
Donald C. Parcells............       20,000           2.27           45.3750      12-16-04       206,200

- ---------------
(A) Each option grant was of nonqualified stock options. The options generally are not transferable. The grant (which was accompanied by the grant of a related deferred cash incentive award) vests 9 years and 10 months from the date of grant unless accelerated in whole upon a Change in Control Event or in whole or in part by the Board of Directors in its discretion. See "Employment Agreements" for the definition of Change in Control Event applicable to these options.

(B) This estimate of value has been developed solely for purposes of comparative disclosure in accordance with the rules and regulations of the Commission, and does not necessarily reflect the Company's view of the appropriate value or methodology for purposes of financial reporting. The estimated value has been determined by application of the Black-Scholes option pricing model, based upon the terms of the option grant and the Company's stock price performance history as of the date of grant (December 15, 1994). The key assumptions set forth below used in the valuation are based upon historical experience, and are not a forecast of future stock price performance or volatility or of future dividend policy. No adjustments have been made for possible forfeitures or nontransferability. The model assumes (i) an annual dividend yield of 4.48%, (ii) an exercise date of 10 years from date of grant, (iii) a standard deviation of return of the Common Stock of 0.16983 (with volatility calculated over 180 trading days prior to the date of grant) and (iv) a risk-free rate of return of 7.790%.

OPTION/SAR EXERCISES AND HOLDINGS

     The following table sets forth information regarding stock option and SAR exercises by Named Officers during the year ended December 31, 1994, including the aggregate value of gains on the date of exercise. In addition, the following table provides data regarding the number of shares covered by both exercisable and nonexercisable stock options held by the Named Officers at December 31, 1994. Also reported are the values for the Named Officers' "in-the-money" options or SARs, which represent the positive spread between the exercise price of any existing option or SAR and $44.875, the closing sale price of the Company's Common Stock on December 30, 1994.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                               NUMBER OF
                                                               SECURITIES
                                                               UNDERLYING
                                                              UNEXERCISED            VALUE OF UNEXERCISED
                                                              OPTIONS/SARS           IN-THE-MONEY OPTIONS/
                              SHARES        VALUE            AT FY-END (#)            SARS AT FY-END ($)
                            ACQUIRED ON    REALIZED    -------------------------    -------------------------
           NAME             EXERCISE(#)      ($)       EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
- --------------------------  -----------    --------    -------------------------    -------------------------
Anthony P. Terracciano....          0      $      0    175,782        187,585       $3,688,728      $339,376
Wolfgang Schoellkopf......          0             0     80,829        107,250        1,541,491       410,766
Peter C. Palmieri.........          0             0     65,142        107,250        1,227,639       410,766
Leslie E. Goodman.........      4,500       113,779    104,000         99,000        1,923,188       571,500
Roland K. Bullard, II.....          0             0     53,564        109,666          492,180       324,765
Donald C. Parcells........      4,000        92,000     47,228         73,000          902,742       190,500

EMPLOYMENT AGREEMENTS

     Mr. Terracciano entered into a new employment agreement with the Company, effective as of June 1, 1994. The agreement provides for Mr. Terracciano's employment as Chairman of the Board, President and Chief Executive Officer of the Company at a base salary of not less than $750,000 per year. The agreement provides for a term ending on May 31, 1999, with an automatic renewal of the agreement on May 31, 1999 that extends the term until the date Mr. Terracciano attains age 65. The automatic renewal will not occur if the Company gives written notice to Mr. Terracciano during May, 1998 that the agreement will not be renewed. The agreement further provides, among other things, (i) that Mr. Terracciano will be entitled to participate in all employee benefit programs of the Company, including the Company's Annual Incentive Plan and stock option plan(s), (ii) for perquisites appropriate to Mr. Terracciano's position, and
(iii) for certain supplemental retirement benefits.

     If Mr. Terracciano retires at or after the age of 55, he will be entitled to receive under his employment agreement an unfunded supplemental retirement benefit equal to the excess, if any, of the benefits to which he would have been entitled under the retirement and supplemental retirement plans of his former employers, taking into account Company service and compensation (if such amounts are greater than the amounts to which he would be entitled under the Company's retirement plans) over all retirement benefits paid to him under the plans of his former employers and under the Company's retirement plans. In calculating Mr. Terracciano's final average compensation under the Company's retirement plan, his compensation for any particular year will include any bonus awarded for that year and, for purposes of calculating the vested portion of benefits under the Company's retirement plan or savings plan, Mr. Terracciano will be treated as 100% vested.

     Mr. Terracciano's employment agreement also provides that if Mr. Terracciano's employment is terminated due to either permanent disability, a without cause termination or a constructive discharge, or after the Company gives notice that the agreement will not be renewed on May 31, 1999, he will receive base salary as then in effect, benefits under the Company's health and insurance plans and certain perquisites until the expiration of the term of the employment agreement or for the three-year period beginning on the date of termination of employment, if longer (the "Severance Period"). If Mr. Terracciano's employment is terminated due to a without cause termination or a constructive discharge, he will also be entitled to receive (i) an amount equal to the excess of the present value of the benefits he would be entitled to receive under the Company's retirement plan and the Company's benefit equalization plan (as adjusted for a lump sum payment) if Mr. Terracciano had continued working for the Company during the three-year period beginning on the date of termination, over the present value of benefits he is actually entitled to receive under such plans as of the date of termination, (ii) an amount equal to the Company's contributions that Mr. Terracciano would have been entitled to receive under the Company's savings plan and benefit equalization plan if Mr. Terracciano had continued working for the Company during the three-year period beginning on the date of termination and (iii) an amount equal to the bonus he would have earned if he had continued working for the Company during the three-year period beginning on the date of termination. If Mr. Terracciano's employment is terminated for cause or death, or Mr. Terracciano voluntarily terminates his employment for reasons other than a constructive discharge, or permanent disability, or upon voluntary or mandatory retirement, (i) he will receive all earned but unpaid base salary as of the date of termination, (ii) he will receive any benefits payable under the Company's retirement and other benefit plans and (iii) his nonexercisable options will be forfeited, except as otherwise provided under the terms of the Company's stock option plan(s).

     Mr. Palmieri entered into a new employment agreement with the Company, effective as of June 1, 1994. The employment agreement provides for Mr. Palmieri's employment as Vice Chairman of the Company at a base salary of not less than $415,000 per year. The agreement provides for a term ending on the date Mr. Palmieri attains age 65. The agreement further provides, among other things, (i) that Mr. Palmieri will be entitled to participate in all employee benefit programs of the Company, including the Annual Incentive Plan and stock option plan(s), and (ii) for perquisites appropriate to Mr. Palmieri's position. If Mr. Palmieri's employment is terminated due to either permanent disability, a without cause termination or a constructive discharge, he will receive his base salary as then in effect, continued coverage under the Company's health and insurance plans and certain perquisites until the expiration of the term. If Mr. Palmieri's employment is terminated due to a without cause termination or a constructive discharge, he will also be entitled to receive (i) an amount equal to the excess of the present value of the benefits he would be entitled to receive under the Company's retirement plan and the Company's benefit equalization plan (as adjusted for a lump sum payment) if Mr. Palmieri had continued working for the Company during the three-year period beginning on the date of termination or until he attains age 65, whichever occurs first, over the present value of benefits he is actually entitled to receive under such plans as of the date of termination, (ii) an amount equal to the Company's contributions that Mr. Palmieri would have been entitled to receive under the Company's savings plan and benefit equalization plan if Mr. Palmieri had continued working for the Company during the three-year period beginning on the date of termination or until he attains age 65, whichever occurs first, and (iii) an amount equal to the bonus he would have earned if he had continued working for the Company during the three-year period beginning on the termination date or until he attains age 65, whichever occurs first. If Mr. Palmieri's employment is terminated for cause or death, or if Mr. Palmieri voluntarily terminates his employment for other than a constructive discharge, or permanent disability or upon voluntary or mandatory retirement, (i) he will receive all earned but unpaid base salary as of the date of termination, (ii) he will receive any benefits payable under the Company's retirement and other benefit plans and
(iii) his nonexercisable options will be forfeited, except as otherwise provided under the terms of the Company's stock option plan(s).

     Mr. Schoellkopf entered into a new employment agreement with the Company, effective as of June 1, 1994. The employment agreement provides for Mr. Schoellkopf's employment as Vice Chairman of the Company at a base salary of not less than $415,000 per year. The agreement provides for a term ending on the date Mr. Schoellkopf attains age 65. The agreement further provides, among other things, (i) that Mr. Schoellkopf will be entitled to participate in all employee benefit programs of the Company, including the Annual Incentive Plan and stock option plan(s), and (ii) for perquisites appropriate to Mr. Schoellkopf's position. The provisions in Mr. Schoellkopf's employment agreement concerning termination of employment are similar to the provisions described above with respect to Mr. Palmieri's employment agreement.

     Mr. Goodman entered into a new employment agreement with the Company, effective as of June 1, 1994. The employment agreement provides for Mr. Goodman's employment as a Senior Executive Vice President of the Company at a base salary of not less than $390,000 per year. The agreement provides for a term ending on May 31, 1997, with an automatic one-year renewal on each May 31st during the term. In no event will the term continue beyond the date Mr. Goodman attains age 65, unless the Company extends the agreement. The agreement further provides, among other things, (i) that Mr. Goodman will be entitled to participate in all employee benefit plans of the Company, including the Annual Incentive Plan and stock option plan(s), and (ii) for perquisites appropriate to Mr. Goodman's position. If Mr. Goodman's employment is terminated due to either permanent disability, a without cause termination or a constructive discharge, he will receive his base salary as then in effect and continued coverage under the Company's health and insurance plans until the expiration of the term. If Mr. Goodman's employment is terminated for cause or death, or if Mr. Goodman voluntarily terminates his employment for reasons other than a constructive discharge or permanent disability, or upon voluntary or mandatory retirement, he will receive all earned but unpaid salary as of the date of termination, and no other payments will be made or benefits provided, except for stock options to the extent already exercisable under terms of the Company's stock option plan(s), and benefits payable under the Company's retirement and other benefit plans.

     Mr. Bullard entered into a new employment agreement with the Company, effective as of June 1, 1994. The employment agreement provides for Mr. Bullard's employment as a Senior Executive Vice President of the Company at a base salary of not less than $350,000 per year. The agreement provides for a term ending on May 31, 1997, with an automatic one-year renewal on each May 31st during the term. In no event will the term continue beyond the date Mr. Bullard attains age 65, unless the Company extends the agreement. The agreement further provides, among other things, (i) that Mr. Bullard will be entitled to participate in all employee benefit programs of the Company, including the Annual Incentive Plan and stock option plan(s), and (ii) for perquisites appropriate to Mr. Bullard's position. The provisions in Mr. Bullard's employment agreement concerning termination of employment are similar to the provisions described above with respect to Mr. Goodman's employment agreement.

     Mr. Parcells entered into a new employment agreement with the Company, effective as of June 1, 1994. The employment agreement provides for Mr. Parcells' employment as an Executive Vice President of the Company at a base salary of not less than $280,000 per year. The agreement provides for a term ending on May 31, 1997, with an automatic one-year renewal on each May 31st during the term. In no event will the term continue beyond the date Mr. Parcells attains age 65, unless the Company extends the agreement. The agreement further provides, among other things, (i) that Mr. Parcells will be entitled to participate in all employee benefit programs of the Company, including the Annual Incentive Plan and stock option plan(s), (ii) for perquisites appropriate to Mr. Parcells' position and (iii) for certain supplemental retirement benefits.

     Mr. Parcells' employment agreement also provides that (i) for purposes of calculating his aggregate benefits under the Company's retirement plans, Mr. Parcells will be treated as if he had an additional five years of credited service, and (ii) if a Change in Control Event occurs (as defined herein) or Mr. Parcells' employment is terminated due to retirement or voluntary termination after April 30, 2000, or death, permanent disability, a without cause termination or a constructive discharge, then for purposes of determining vesting, eligibility for payment and the amount of benefits payable under the Company's retirement plans, he will be treated as if he had a number of years of service equal to the greater of 20 years or the sum of 20 and the number of years of his actual service with the Company after April 30, 2000 and if Mr. Parcells has not reached age 55 at the time of his termination of employment, he will be treated as if he was 55 on the termination date for purposes of calculating his retirement plan benefits in the form of a single life annuity. The remaining provisions of Mr. Parcells' employment agreement concerning termination of employment are similar to the provisions described above with respect to Mr. Goodman's employment agreement.

     In addition to the benefits described above, the employment agreements for Mr. Terracciano and for each of the other five Named Officers provide that if the officer terminates his employment due to a Change in Control Event (as defined below), he will receive (i) his earned but unpaid base salary as of the date of termination, (ii) any benefits payable under the Company's retirement plan and other employee benefit plans or programs, (iii) either continued coverage under the Company's health and insurance plans during the three-year period beginning on the termination date or the present value of such coverage in a lump sum, as he so elects, (iv) an amount equal to the base salary and bonus that he would have earned if he had continued working for the Company during the three-year period beginning on the termination date, (v) an amount equal to the excess of the present value of the benefits he would be entitled to receive under the Company's retirement plan and the Company's benefit equalization plan (as adjusted for a lump sum payment) if the officer had continued working for the Company during the three-year period beginning on the termination date, over the present value of benefits he is actually entitled to receive under such plans as of the termination date, and (vi) an amount equal to the Company's contributions that the officer would have been entitled to receive under the Company's savings plan and benefit equalization plan if the officer had continued working for the Company during the three-year period beginning on the termination date.

     A Change in Control Event is defined in the employment agreement for Mr. Terracciano and each of the other five Named Officers to mean the occurrence of any of the following events: (i) the acquisition by any one person, within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, or more than one person, acting as a group, (other than the Company, its affiliates and any benefit plans of the Company or its affiliates), of ownership of stock of the Company possessing 20% or more of the total voting power of the Company, other than certain acquisitions of stock by Banco Santander; (ii) the approval by the stockholders of the Company of (a) any consolidation, merger or similar event of the Company in which the holders of voting stock of the Company immediately before the event will not own 50% or more of the voting shares of the continuing or surviving corporation immediately after such event, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or (iii) a change of 25% in the membership of the Board within a 12-month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of 85% of the directors then still in office at the beginning of the 12-month period.

     The employment agreements for Mr. Terracciano and each of the other five Named Officers provide for reimbursement for excise taxes payable (if any) as a result of benefits received upon a Change in Control Event concerning the Company. The reimbursements are designed to put the individuals in the same position as they would be in if such excise tax had not been imposed.

     Under the terms of the Company's Stock Option and Restricted Stock Plan, all options granted to Mr. Terracciano and each of the other five Named Officers become fully exercisable and all deferred cash incentive awards made to these individuals accelerate upon the occurrence of a Change in Control Event (as defined above).

                     BOARD HUMAN RESOURCES COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Human Resources Committee, consisting entirely of non-employee directors who satisfy the outside director requirement under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), is responsible for implementing, overseeing and administering the Company's overall compensation policy. This policy has been designed to support the Company's business strategies through internally equitable and externally competitive compensation practices which foster the attraction, retention and motivation of high calibre personnel at all levels of the organization. The Company's compensation programs reward performance in order to maintain the Company's competitive market position.

     The purpose of the Company's annual compensation plan for executive officers is to provide a competitive level of base salary, short-term incentive compensation and long-term incentive compensation, based generally on the median compensation levels set by the Company's business and manpower competitors. This competitive reference group consists of super regional banks located primarily in the eastern United States. Included in this competitive reference group are companies which make up the KBW Eastern Bank Index (defined herein) referred to in the performance graph that follows this report. In determining compensation for executive officers, the Committee considers corporate earnings, expense management, asset quality, business growth and acquisition strategies. The relative weight accorded to each factor by the Committee varies with each individual's respective responsibilities.

     Periodic analysis has shown that the base salaries of the Company's Chief Executive Officer (the "CEO") and the other five Named Officers as a group compare favorably with the median of base salaries of similar level executives within the Company's competitive reference group. Competitive base salary levels for executive officers are maintained through a salary administration program, the underlying basis of which is performance evaluation. Evaluations (including recommendations for salary increases) are made, in the case of the other five Named Officers, by the CEO and, in the case of the CEO, by this Committee. Salary increases are based on an evaluation of the extent to which a particular executive officer is determined to have met or exceeded the established criteria for that executive officer's position as well as the extent to which such individual is determined to have furthered Company goals generally. After reviewing the current practice of the Company's competitive reference group in 1994, the Committee approved a recommendation of the CEO to modify the salary review cycle for the CEO and the other five Named Officers from an 18 month cycle to a 24 month cycle. The Committee concurred that this practice was competitive and appropriate considering the CEO and the other five Named Officers were paid competitively vis-a-vis the market.

     Merit-based salary increase guidelines are adopted each year by the Committee to reflect changes and trends in labor practices in the Company's market area as well as in the banking industry generally. These guidelines are drafted by the Company's Human Resources Department based on surveys conducted by Human Resources personnel as well as on information provided by expert outside consultants. Under no circumstances do these merit-based guidelines include any policy of increasing executive officers' salaries by a minimum percentage.

     The Company's short term incentive compensation program provides the opportunity for executive officers and other key employees to earn incentive compensation based on the attainment of company-wide goals. This incentive compensation may be earned under the Company's Annual Incentive Plan ( the "Annual Incentive Plan").

     The Annual Incentive Plan has been established to reward executive officers and other key employees who contribute most to the Company's growth and profitability. Based on the Company's successful business year, which resulted in the achievement of a performance level which significantly exceeded the minimum targeted level of fully-diluted earnings per share established for 1994, the Committee agreed that incentive awards would be paid in December, 1994. The Committee approved the incentive awards for the CEO and the other five Named Officers which are indicated in the Summary Compensation Table. Each of the incentive awards were substantially below the Annual Incentive Plan maximum award of 100% of base salary.

     The Company's long term compensation program for executive officers and other key employees seeks to provide capital accumulation opportunities which will foster the alignment of their interests and risks with those of the shareholders. The objectives established for the long term compensation program include the retention of management and the creation of a strong linkage between executives' rewards and the performance of the Company's Common Stock. The program includes stock-based benefits as well as deferred cash compensation under the Company's Stock Option and Restricted Stock Plan (the "Stock Option Plan").

     Pursuant to the long term compensation program, executive officers and other key employees may be granted awards of stock options and deferred compensation opportunities. In general, such awards include the granting of stock options upon completion of 12 months of employment, assuming all individual and departmental performance goals have been met. Options granted include non-qualified options which vest in not more than 10 years from the date of grant unless all or a part are accelerated in the discretion of the Board or all are accelerated upon a Change in Control Event. See "Employment Agreements" for the definition of Change in Control Event. An option related to a deferred cash incentive award is generally exercisable commencing one day following the expiration of the related deferred cash incentive award. If the option and award are not accelerated by the Committee, the deferred cash incentive award will be of no benefit to the employee receiving the award. The CEO and the other five Named Officers were awarded stock options and accompanying deferred cash incentive awards under the Stock Option Plan during 1994. The option awards are indicated in the Option/SAR Grants in Last Fiscal Year table. In approving the stock option grants, the Committee noted that a satisfactory level of earnings was attained in 1994. In determining the size of awards granted to the CEO and the other five Named Officers, the Committee also considered the steady and continual improvement in the non-performing assets category, the individual contributions the executive officers have made to the management and growth of the Company, Company-wide efficiency ratios, the execution of prudent acquisition strategies in order to ensure long-term growth and stock performance in line with or exceeding that of its competitive reference group. All awards were substantially below the Stock Option Plan maximum of 258,000 shares of Company Common Stock per person in any calendar year.

     Even though performance goals for 1994 were met for acceleration of options and deferred cash incentive awards, during 1994 and to the date of this report the Committee has not authorized acceleration of options or awards for the CEO or any of the other five Named Officers. The Committee may, however, authorize an acceleration of options or awards in 1995, based on the performance goals met for 1994 and thereafter. The decision to accelerate the vesting of options and the payment of all or part of the related deferred cash incentive award is based on whether or not pre-established goals for earnings have been met and a consideration of other factors, including decreases in non-performing asset levels and prudent growth through acquisitions, as the Committee in its discretion deems appropriate. Deferred cash incentive awards may only be used in connection with the exercise of the related options.

     The Committee also approved an amendment to the compensation program to include a provision in which the vesting of options and the deferred cash incentive award would be accelerated upon the death or permanent disability of an optionee.

     During 1994, the Committee also reviewed and approved new employment contracts for the CEO and the other five Named Officers as discussed in the "Employment Agreements" section.

     Section 162(m) of the Code limits the deduction that may be claimed by a "public company" for compensation paid to certain individuals to $1 million except to the extent that any such excess compensation is paid pursuant to a performance-based plan. This provision became effective January 1, 1994 with respect to the Company. During 1994, in order to comply with Section 162(m) of the Code, the Company obtained shareholder approval of amendments to the Stock Option Plan, and of the material terms of the performance goals for payments under the Annual Incentive Plan and for payments of deferred cash incentive awards.

SUBMITTED BY THE HUMAN RESOURCES
COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS:

     Edward E. Barr
       (Chairman)               John Gilray Christy             Gonzalo de Las Heras
     John R. Kennedy            James D. Morrissey, Jr.         Rebecca Stafford
     Bernard C. Watson

PERFORMANCE GRAPH

     The following chart compares the Company's cumulative total shareholder return (assuming $100 was invested on December 31, 1989 and all dividends were reinvested) over the past five years with the Standard & Poor's 500 Index and Keefe, Bruyette & Wood's Index of Eastern Bank Holding Companies (the "KBW Eastern Bank Index"). The KBW Eastern Bank Index is a nationally recognized industry index composed of 12 regional bank holding companies located in the eastern United States, including First Fidelity.

                               PERFORMANCE GRAPH

      MEASUREMENT PERIOD          KBW EASTERN     STANDARD &         FIRST
    (FISCAL YEAR COVERED)         BANK INDEX      POOR'S 500       FIDELITY
4Q89                                    100.00          100.00          100.00
1Q90                                     85.97           97.00           89.78
2Q90                                     79.89          103.09           81.74
3Q90                                     56.56           88.92           58.45
4Q90                                     61.63           96.89           80.80
1Q91                                     81.56          110.96          115.98
2Q91                                     86.48          110.72          127.81
3Q91                                     99.32          116.65          150.92
4Q91                                    108.38          126.41          155.30
1Q92                                    116.79          123.22          169.27
2Q92                                    129.17          125.56          183.97
3Q92                                    126.32          129.51          170.86
4Q92                                    149.66          136.64          217.17
1Q93                                    166.64          141.98          242.25
2Q93                                    160.60          142.67          245.95
3Q93                                    163.17          148.36          234.04
4Q93                                    156.09          149.75          231.49
1Q94                                    157.09          144.07          227.90
2Q94                                    165.57          144.68          240.34
3Q94                                    161.78          151.75          219.84
4Q94                                    138.56          151.73          237.50

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

     Mr. Lee A. Butz, a director of the Company, is a partner in 60 West Broad Street Realty Company, from which First Fidelity Bank, N.A. ("FFB-NA") leases a branch office and an adjoining regional loan office in Bethlehem, Pennsylvania. The current term expires on May 15, 1998 and FFB-NA has one five-year renewal option. The annual aggregate base rent during the current term is $53,234; during the remaining option period, the base rent would increase in accordance with a market formula.

     Mr. Frank M. Henry, a director of the Company, is a partner in Frank M. Henry Associates, from which FFB-NA leases a branch office in Wilkes-Barre, Pennsylvania. The initial term expires on April 30, 2003 and FFB-NA has four five-year renewal options. The annual base rent is $69,140 for the year ending April 30, 1995 and will increase periodically to the amount of $76,140 for the final year of the initial term. During the option periods, the base rent would be based on fair market value.

     Directors and officers of the Company and their associates were customers of and had transactions with the Company's subsidiary banks in the ordinary course of business during the year ended December 31, 1994. Similar transactions may be expected to take place with the Company's subsidiary banks in the future. Outstanding loans and commitments made by such subsidiary banks in transactions with the Company's directors and officers and their associates were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present other unfavorable features.

     In the opinion of the boards of directors of the respective subsidiary banks, the terms of all of the transactions described above were no less favorable to the banks than terms available in comparable transactions from others and such terms were as favorable as terms that could have been obtained in arms length transactions with independent third parties.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As previously described, decisions regarding compensation of the Company's executive officers are made by the Board's Human Resources Committee, comprised of Messrs. Barr (Chairman), Christy, de Las Heras, Kennedy, Morrissey and Watson and Dr. Stafford. No executive officer of the Company was a member of the Human Resources Committee. In addition, none of the members of the Human Resources Committee has ever served as an officer of the Company or any of its subsidiaries, other than Mr. Christy, who served as non-executive chairman of Fidelity Bank for a portion of 1991. During 1994, Mr. Terracciano, Chairman of the Company, served as a director of Banco Santander. Mr. de Las Heras, an executive officer of Banco Santander, serves on the Human Resources Committee.

     During 1994, persons and entities affiliated with Messrs. Barr, Christy, Kennedy, Morrissey and Dr. Stafford were parties to loan transactions with subsidiary banks of the Company. All of such borrowings were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

     During 1994, the Company purchased from Banco Santander (i) 3,063,297 shares of capital stock of Banco Espanol de Credito, S.A. ("Banesto"), representing approximately 0.5% of Banesto's outstanding capital stock, for approximately $18.1 million; and (ii) an aggregate of 250,000 shares of First Fidelity Common Stock at current market prices, which averaged $44.43 per share.

                                  PROPOSAL TWO

                            RATIFICATION OF AUDITORS

     The Board of Directors has appointed KPMG Peat Marwick LLP as the Company's independent public accountants for the year ending December 31, 1995. KPMG Peat Marwick LLP served as the Company's independent accountants for the year ended December 31, 1994. Although the appointment of independent public accountants is not required to be approved by shareholders, the Board of Directors believes shareholders should participate in the selection of the Company's independent public accountants. Accordingly, the shareholders will be asked at the 1995 Annual Meeting to ratify the Board's appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for the year ending December 31, 1995. Representatives of KPMG Peat Marwick LLP will be present at the 1995 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of the shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL TWO DESCRIBED ABOVE.

                                 PROPOSAL THREE

                              SHAREHOLDER PROPOSAL

     Mr. Richard A. Dee, of 115 East 89th Street, New York, New York 10128, a record owner of 210 shares of Common Stock of the Company as of the Record Date, has submitted the following statement and proposal, which are presented as received by the Company:

     "Last year, 12% of shares were voted FOR this proposal, the approval of which will provide First Fidelity stockholders with A CHOICE OF DIRECTOR CANDIDATES. The previous year, 6% of shares were voted FOR approval.

     "STOCKHOLDERS OF PUBLICLY-OWNED CORPORATIONS DO NOT 'ELECT' DIRECTORS. Directors are selected by incumbent directors and managements - stockholders merely 'RATIFY' or approve those selections much as they ratify selections of auditors.

     "The term 'Election of Directors' has been misused in corporate proxy materials for many years to refer to the process by which directors are empowered. The term is not only inappropriate - it is misleading. WITH NO CHOICE OF CANDIDATES, THERE IS NO ELECTION.

     "Understandably, incumbent directors are anxious to protect their absolute power over corporate activities. The root of that power is control of Corporate Governance - which is assured by control of board composition. Unfortunately, the 'Elective process rights' of stockholders are being ignored.

     "Approval of this Corporate Governance proposal will provide stockholders with a real opportunity to vote -- and to "duly" elect those candidates whose qualifications and stated intentions they favor.

     "Public office-holders are duly elected -- and are held accountable. Continuing in office depends upon satisfying constituents, not simply nominators. Corporate directors take office unopposed and answer only to fellow directors. Far too many directors divide their time between too many companies. Perhaps the 'pool' from which directors are selected should be expanded to include many younger highly-qualified business executives and more individuals with other backgrounds that fit them well to represent stockholders.

     "As long as incumbents are allowed to select and to propose only the number of candidates as there are directorships to be filled, and as long as it is impossible, realistically, for stockholders to utilize successfully what is supposed to be their right to nominate and to elect directors, no practical means will exist for stockholders to replace directors if they become dissatisfied with them or with the results of corporate policies and/or performance. Director turnover is desirable because it can reduce the possibility of inbreeding and provide sources for new ideas and new approaches to problems.

     "IT IS HEREBY PROPOSED THAT THE BOARD OF DIRECTORS, AT ITS NEXT REGULAR MEETING, ESTABLISH A "NOMINATING COMMITTEE" COMPOSED OF NON-MANAGEMENT DIRECTORS, AND THAT THE COMMITTEE NOMINATE TWO CANDIDATES FOR EACH DIRECTORSHIP TO BE FILLED BY THE VOTING OF STOCKHOLDERS AT ANNUAL MEETINGS. IN ADDITION TO CUSTOMARY PERSONAL BACKGROUND INFORMATION, PROXY STATEMENTS SHALL INCLUDE A STATEMENT BY EACH CANDIDATE AS TO WHY HE OR SHE BELIEVES THEY SHOULD BE ELECTED.

     "Any burden that a company may claim would be imposed upon it by having to provide a choice of able director candidates is far outweighed by the benefits that would accrue to its stockholders from a democratically-elected board -- a board composed of representatives willing to have their respective qualifications reviewed and weighed carefully by those whose interests they are to serve.

     "Please vote FOR this proposal.

                                    * * * *

                   RESPONSIVE STATEMENT AND RECOMMENDATION OF
                     THE BOARD OF DIRECTORS OF THE COMPANY

     Approval of this proposal would require the Company's Board of Directors to nominate two candidates for each board position to be filled.

     It has been the Company's policy that when the Board's nominating committee considers names of individuals to recommend to shareholders for election, including any names that may come directly from shareholders, it recommends one nominee for each open directorship position. The nominee is the one the Board believes will best serve the interests of the shareholders. Approval of the proposal would place the Board in the difficult position of having to recommend both the individual who it believes is best qualified to serve as a director and a less attractive second choice. Moreover, it would significantly reduce the pool of candidates available to serve because many qualified individuals who are willing to give up their time for board service are not willing to do so for political campaigns in which the Board is a passive bystander. If proponent or any other shareholder wants to afford shareholders a choice, there are easily available mechanisms -- even on the floor at the Annual Meeting -- for shareholder nominations of additional Board candidates.

     We believe that approval of the proposal is NOT in the best interest of the shareholders and the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL DESCRIBED ABOVE.

                                 PROPOSAL FOUR

                              SHAREHOLDER PROPOSAL

     Mr. Theodore J. Cole, 24 Alyson Pl., Bloomfield, N.J. 07003-5504, owner of 200 shares of Common Stock of the Company as of the Record Date, has submitted the following statement and proposal, which are presented as received by the
Company:

     RESOLVED: That the shareholders of First Fidelity Bancorporation recommend the Board of Directors take the necessary initiative to institute a salary and compensation reduction for all executives and directors who earn more than two times the salary paid to our President of the United States, that is, NO MORE THAN $400,000.

     REASON 1: There is no corporation which exceeds the size and complexity of operation of our government of which the President is the C.E.O. Even most government agencies far exceed the size, as measured by personnel and budget, of most private corporations. The President now receives $200,000; even heads of agencies and members of Congress are paid somewhat in excess of $100,000. The recommended ceiling is sufficient TO MOTIVATE any person to do their best.

     REASON 2: Officers of public corporations are the EMPLOYEES AND NOT OWNERS, except as they may be shareholders in common with other stockholders. Yet, officers give the appearance that they run the corporation primarily for their benefit rather than for us shareholders. They drain many millions of dollars in salaries, stock options and numerous perquisites. When more than the ceiling is taken, it is an unconscionable expression of greed and abuse of power with us, stockowners, receiving a disproportion reward for our recent annual risks.

     REASON 3: In this REAL WORLD, many companies have reduced salaries and offered stock options, others eliminated middle management, in efforts to enhance shareowners income. FFD, like all banks, has increased our income but the public still views the compensation excessive. The core depositors of "cheap money" are switching to other lucrative investments since 1970 and trillions of dollars (50%) will never come back.

     REASON 4: For more than 50 years, management, with charts, stated high compensation is necessary "to attract, retain and motivate a person". In this REAL WORLD, economy and merger mania there is no shortage of highly qualified people (including those working for FFD), who would gladly step in and do as good a job, if not better! Almost daily you can read about executives seeking employment at one-half or one-third their former salaries.

     REASON 5: To remain competitive in world markets, we must cut our costs and not overcompensate directors and officers. Even though your ballot is not secret, I hope you vote for my resolution.

                   RESPONSIVE STATEMENT AND RECOMMENDATION OF
                     THE BOARD OF DIRECTORS OF THE COMPANY

     Superior Company performance depends upon superior employee performance. As stated in the Board Human Resources Committee Report on Executive Compensation, the Company's compensation policies, as administered under the Committee's guidance, support the Company's business strategies through internally equitable and externally competitive compensation practices, rewarding performance in order to maintain the Company's competitive market position. Details with respect to the compensation policy of First Fidelity are contained in the Report.

     Placing arbitrary limits on compensation, as suggested by the proposal, would remove management's flexibility to compete for, retain and motivate talented managers necessary to compete in this industry.

     We believe that approval of the proposal is NOT in the best interest of the shareholders and the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL DESCRIBED ABOVE.

                 SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     Any proposal intended to be presented by a shareholder at the 1996 Annual Meeting of Shareholders must be received by the Company at the address specified below no later than the close of business on November 13, 1995 to be considered for inclusion in the Proxy Statement for the 1996 Annual Meeting. Any proposal should be addressed to James L. Mitchell, Secretary, First Fidelity Bancorporation, 550 Broad Street, Newark, New Jersey 07102 and should be sent by certified mail, return receipt requested.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters, other than those referred to in the accompanying Notice for the 1995 Annual Meeting, to be presented at the meeting for action by the shareholders. However, if any other matters are properly brought before the meeting or any adjournments thereof, it is intended that votes will be cast with respect to such matters, pursuant to the proxies, in accordance with the best judgment of the person acting under the proxies.

                                          By Order of the Board of Directors

                                          /s/ James L. Mitchell

                                          JAMES L. MITCHELL, Secretary

March 13, 1995

     A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1994, INCLUDING FINANCIAL STATEMENTS, ACCOMPANIES THIS PROXY STATEMENT. THE ANNUAL REPORT IS NOT TO BE REGARDED AS PROXY SOLICITING MATERIAL OR AS A COMMUNICATION BY MEANS OF WHICH ANY SOLICITATION IS TO BE MADE.

                             IMPORTANT INFORMATION

                         FIRST FIDELITY BANCORPORATION
                              1995 ANNUAL MEETING

      First Fidelity Bancorporation's Annual Meeting of Shareholders will be held Tuesday, April 18, 1995, at 10:00 a.m. in the Van Pelt Auditorium of the Philadelphia Museum of Art, 26th Street and The Benjamin Franklin Parkway, Philadelphia, Pennsylvania. Attendees are asked to enter through the West Entrance. Cabs are available at the 30th Street Station for the five-minute ride to the Museum. Vans will be available for the return trip to the 30th Street Station.

IN ORDER TO BE ADMITTED TO THE 1995 ANNUAL MEETING, YOU WILL BE REQUIRED TO PRESENT THE ENCLOSED ADMISSION CARD OR PROOF OF YOUR OWNERSHIP OF FIRST FIDELITY COMMON STOCK OR SERIES B PREFERRED STOCK.

                                     (LOGO)

                         ANNUAL MEETING OF SHAREHOLDERS
                          APRIL 18, 1995 AT 10:00 A.M.
                         THE PHILADELPHIA MUSEUM OF ART
                                PHILADELPHIA, PA

                                   DIRECTIONS

SOUTHERN LOCATIONS
(SOUTH JERSEY, BALTIMORE, WASHINGTON)

Take I 95 North to I 676 West. Exit at Museum Exit (22nd Street). (-->) Make right onto 22nd Street and move to the far left hand lane. At first stop light, make a left turn into the middle left hand lane of the Benjamin Franklin Parkway. Follow the Parkway around the traffic circle, staying in the right hand lanes. Follow the signs for Kelly Drive and move into the extreme left hand lane. At the first stop light, make a left onto 25th Street. Follow 25th Street along the side of the Museum. Parking is available at the Museum. Attendees are asked to enter through the West Entrance.

NORTHERN LOCATIONS
(NEW YORK, CONNECTICUT, NORTH JERSEY)

New Jersey Turnpike to Exit 4. Go North on Route 73 to Route 38 West. Take Route 38 West towards Philadelphia to Route 30 West, to the Benjamin Franklin Bridge. At the end of the Bridge, follow signs for I 676 West. Exit at I 676 West and follow to Museum Exit (22nd Street). Follow directions from above, starting at the arrow (-->).

WESTERN AREAS
(VALLEY FORGE, KING OF PRUSSIA)

Take Interstate 76 East to Philadelphia. Exit at Spring Garden Avenue. At end of ramp, make a left hand turn. Follow around and go through traffic light and merge around traffic circle. Stay in the middle right hand lane. At the first stop light, make a left onto 25th Street. Follow 25th Street along the side of the Museum. Parking is available at the Museum. Attendees are asked to enter through the West Entrance.


                                 ADMISSION CARD

                 PLEASE PRESENT THIS CARD AT THE ANNUAL MEETING

                                     (LOGO)

FIRST FIDELITY BANCORPORATION                                  FIRST FIDELITY BANCORPORATION
550 BROAD STREET                                               123 SOUTH BROAD STREET
NEWARK, NJ 07102                                               PHILADELPHIA, PA 19109

ANNUAL MEETING OF SHAREHOLDERS
10:00 A.M. Tuesday, April 18, 1995
The Philadelphia Museum of Art
26th Street and the Benjamin Franklin Parkway
Philadelphia, Pennsylvania


______________________________________________________________
NAME (please print)

                                 TRANSPORTATION
Cabs are available at 30th Street Station for the five-minute ride to the Philadelphia Museum of Art. Attendees are asked to enter through the West Entrance. Vans will be available for the return trip to 30th Street Station. See reverse side for driving directions.

                            Detach Proxy Card Here
- -------------------------------------------------------------------------------

                        FIRST FIDELITY BANCORPORATION

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF SHAREHOLDERS, APRIL 18, 1995

        The undersigned hereby appoints William F. Hyland, Joseph A. McBride, Martin Meyerson, Harold W. Sonn, and Norman Tanzman, and each of them, attorneys and proxies with power of substitution, to vote for and on behalf of the undersigned at the First Fidelity Bancorporation Annual Meeting of Shareholders to be held on April 18, 1995 and at any adjournment thereof, upon the following matters and upon any other business that may properly come before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned.

        This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If this proxy is executed but no direction is made, this proxy will be voted FOR the board's nominees for director, FOR proposal 2 and AGAINST proposals 3 and 4.

        PLEASE INDICATE YOUR VOTE FOR THE ELECTION OF DIRECTORS ON THE OTHER SIDE. The nominees are: Louis E. Azzato, Edward E. Barr, Roland K.
Bullard, II, Lee A. Butz, Frank M. Henry, Juan Rodriguez Inciarte, Rocco J. Marano, Donald C. Parcells, Robert M. Scott, and Sefton Stallard.

(CONTINUED, AND TO BE DATED AND SIGNED, ON THE OTHER SIDE)

First Fidelity Bancorporation
P.O. Box 11300
New York, N.Y. 10203-0300

       /    /
              PLEASE MARK BOXES /X/ IN BLUE OR BLACK INK

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

1.    Election of ten directors.

      For all                  Against all
      nominees   / /           nominees      / /        Exception*  / /

      * To withhold authority for individual nominees, print nominee's name and check Exception Box.

      ________________________________________________________________________


2. Ratification of KPMG Peat Marwick LLP as independent public accountants for 1995.

      For     / /            Against     / /            Abstain     / /



THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSALS 3 AND 4.

3.    Adoption of shareholder proposal described in the Proxy Statement.

      For     / /            Against     / /            Abstain     / /


4.    Adoption of shareholder proposal described in the Proxy Statement.

      For     / /            Against     / /            Abstain     / /




If you have noted an
address change or
comments on either side
of this card, mark here:  / /


Dated: _________________________, 1995

_____________________________________

_____________________________________
Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend.

Please sign exactly as your name appears hereon. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc.

For an account in the name of two or more persons, each should sign, or if one signs, he or she should attach evidence of authority.

SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                     (LOGO)

                         ANNUAL MEETING OF SHAREHOLDERS
                          APRIL 18, 1995 AT 10:00 A.M.
                         THE PHILADELPHIA MUSEUM OF ART
                                PHILADELPHIA, PA

                                   DIRECTIONS

SOUTHERN LOCATIONS
(SOUTH JERSEY, BALTIMORE, WASHINGTON)

Take I 95 North to I 676 West. Exit at Museum Exit (22nd Street). (-->) Make right onto 22nd Street and move to the far left hand lane. At first stop light, make a left turn into the middle left hand lane of the Benjamin Franklin Parkway. Follow the Parkway around the traffic circle, staying in the right hand lanes. Follow the signs for Kelly Drive and move into the extreme left hand lane. At the first stop light, make a left onto 25th Street. Follow 25th Street along the side of the Museum. Parking is available at the Museum. Attendees are asked to enter through the West Entrance.

NORTHERN LOCATIONS
(NEW YORK, CONNECTICUT, NORTH JERSEY)

New Jersey Turnpike to Exit 4. Go North on Route 73 to Route 38 West. Take Route 38 West towards Philadelphia to Route 30 West, to the Benjamin Franklin Bridge. At the end of the Bridge, follow signs for I 676 West. Exit at I 676 West and follow to Museum Exit (22nd Street). Follow directions from above, starting at the arrow (-->).

WESTERN AREAS
(VALLEY FORGE, KING OF PRUSSIA)

Take Interstate 76 East to Philadelphia. Exit at Spring Garden Avenue. At end of ramp, make a left hand turn. Follow around and go through traffic light and merge around traffic circle. Stay in the middle right hand lane. At the first stop light, make a left onto 25th Street. Follow 25th Street along the side of the Museum. Parking is available at the Museum. Attendees are asked to enter through the West Entrance.


                                 ADMISSION CARD

                 PLEASE PRESENT THIS CARD AT THE ANNUAL MEETING

                                     (LOGO)

FIRST FIDELITY BANCORPORATION                                  FIRST FIDELITY BANCORPORATION
550 BROAD STREET                                               123 SOUTH BROAD STREET
NEWARK, NJ 07102                                               PHILADELPHIA, PA 19109

ANNUAL MEETING OF SHAREHOLDERS
10:00 A.M. Tuesday, April 18, 1995
The Philadelphia Museum of Art
26th Street and the Benjamin Franklin Parkway
Philadelphia, Pennsylvania


______________________________________________________________
NAME (please print)

                                 TRANSPORTATION
Cabs are available at 30th Street Station for the five-minute ride to the Philadelphia Museum of Art. Attendees are asked to enter through the West Entrance. Vans will be available for the return trip to 30th Street Station. See reverse side for driving directions.

                            Detach Proxy Card Here
- -------------------------------------------------------------------------------

                        FIRST FIDELITY BANCORPORATION

                              SERIES B PREFERRED

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF SHAREHOLDERS, APRIL 18, 1995

        The undersigned hereby appoints William F. Hyland, Joseph A. McBride, Martin Meyerson, Harold W. Sonn, and Norman Tanzman, and each of them, attorneys and proxies with power of substitution, to vote for and on behalf of the undersigned at the First Fidelity Bancorporation Annual Meeting of Shareholders to be held on April 18, 1995 and at any adjournment thereof, upon the following matters and upon any other business that may properly come before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned.

        This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If this proxy is executed but no direction is made, this proxy will be voted FOR the board's nominees for director, FOR proposal 2 and AGAINST proposals 3 and 4.

        PLEASE INDICATE YOUR VOTE FOR THE ELECTION OF DIRECTORS ON THE OTHER SIDE. The nominees are: Louis E. Azzato, Edward E. Barr, Roland K.
Bullard, II, Lee A. Butz, Frank M. Henry, Juan Rodriguez Inciarte, Rocco J. Marano, Donald C. Parcells, Robert M. Scott, and Sefton Stallard.

(CONTINUED, AND TO BE DATED AND SIGNED, ON THE OTHER SIDE)

First Fidelity Bancorporation
P.O. Box 11300
New York, N.Y. 10203-0300


       /    /
              PLEASE MARK BOXES /X/ IN BLUE OR BLACK INK

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

1.    Election of ten directors.

      For all                    Against all
      nominees   / /             nominees      / /        Exception*  / /

      * To withhold authority for individual nominees, print nominee's name and check Exception Box.

      ________________________________________________________________________


2. Ratification of KPMG Peat Marwick LLP as independent public accountants for 1995.

      For     / /            Against     / /            Abstain     / /


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSALS 3 AND 4.

3.    Adoption of shareholder proposal described in the Proxy Statement.

      For     / /            Against     / /            Abstain     / /


4.    Adoption of shareholder proposal described in the Proxy Statement.

      For     / /            Against     / /            Abstain     / /


If you have noted an
address change or
comments on either side
of this card, mark here:  / /


Dated: _________________________, 1995

_____________________________________

_____________________________________
Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend.

Please sign exactly as your name appears hereon. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc.

For an account in the name of two or more persons, each should sign, or if one signs, he or she should attach evidence of authority.

SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.